UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

In the Matter of	Order No.: NE-10-08
DELANCO FEDERAL SAVINGS BANK	Effective Date: March 17, 2010
Delanco, New Jersey OTS Docket No. 01993	

ORDER TO CEASE AND DESIST

WHEREAS, Delanco Federal Savings Bank, Delanco, New Jersey, OTS Docket No. 01993 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Northeast Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

Cease and Desist.

1. The Association and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting the unsafe or unsound banking practices

that resulted in:

(a) operating the Association with an inadequate level of capital protection for the volume, type and quality of assets held by the Association;

(b) operating the Association with inadequate earnings to fund growth, support dividend payments and augment capital;

(c) operating the Association with an excessive level of adversely classified loans and non-performing assets; and

(d) operating with high operating costs or overhead expenses.

Business Plan.

2. Within thirty (30) days, the Association shall submit an updated comprehensive business plan for the time period of March 1, 2010 through December 31, 2012 (Business Plan) that is acceptable to the Regional Director. At a minimum, the Business Plan shall include:

(a) plans and strategies to restructure the Association's operations, strengthen and improve the Association's earnings, reduce expenses, and achieve positive core income and profitability on a consistent basis;

(b) strategies for ensuring that the Association has the financial and personnel resources necessary to implement and adhere to the Business Plan, adequately support the Association's risk profile, maintain compliance with applicable regulatory capital requirements, comply with this order, and maintain appropriate levels of liquidity;

(c) quarterly pro forma financial projections (balance sheet, capital forecasts, and income statement) and a four-quarter budget; and

(d) identification of all relevant assumptions made in formulating the Business Plan and retention of documentation supporting such assumptions.

3. Upon receipt of written notification from the Regional Director that the Business Plan is acceptable, the Association shall implement the Business Plan. A copy of the Business Plan and the Board meeting minutes reflecting the Board's adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.

4. Any material modifications[1] to the Business Plan must receive the prior written non-objection of the Regional Director. The Association shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.

5. Within thirty (30) days after the close of each calendar quarter, beginning with the calendar quarter ending June 30, 2010, the Board shall review quarterly variance reports on the Association's compliance with the Business Plan (Variance Reports). The Variance Reports shall:

(a) identify material variances in the Association's actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;

(b) contain an analysis and explanation of identified variances; and

(c) discuss the specific measures taken or to be taken to address identified variances.

6. A copy of the Variance Reports shall be provided to the Regional Director within thirty (30) days after the Board meeting.

Growth.

7. Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director.

[1] A modification shall be considered material under this Section of the Order if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan, or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material modification.

Problem Assets.

8. Within thirty (30) days, the Association shall submit a detailed, written plan with specific strategies, targets and timeframes to reduce[2] the Association's level of criticized assets[3] and nonperforming loans [4] (Problem Asset Plan). At a minimum, the Problem Asset Plan shall include the preparation of individual written specific workout plans for each criticized asset and nonperforming loan or group of loans to any one borrower or loan relationship of $250,000 or greater (Asset Workout Plans).

9. Within thirty (30) days after the end of each calendar quarter, beginning with the quarter ending June 30, 2010, Management shall prepare a quarterly written asset status report (Asset Report). The Asset Report shall include, at a minimum:

(a) the current status of all Asset Workout Plans;

(b) a detailed analysis of the calculation and adequacy of the Association's ALLL levels and comparison of ALLL levels to the total level of classified assets;

(c) a comparison of classified assets to core and risk based capital;

(d) a comparison of classified assets at the current quarter end with the preceding quarter;

(e) a breakdown of classified assets by type (residential, acquisition and development, construction, land loans, etc.);

(f) an assessment of the Association's compliance with the Problem Asset Plan; and

(g) a discussion of the actions taken during the preceding quarter to reduce the Association's level of criticized assets and delinquent loans.

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[2] For purposes of this Paragraph, "reduce" means to collect, sell, charge off, or improve the quality of an asset sufficient to warrant its removal from adverse criticism or classification.

[3] The term "criticized assets" shall include all classified assets and assets designated special mention.

[4] The term nonperforming loan shall include all loans ninety days or more past due, on nonaccrual, or in real estate owned.

10. A copy of the quarterly Asset Report shall be provided to the Regional Director.

Restrictions on Lending.

11. (a) Effective immediately, the Association shall not make, invest in, or purchase any new commercial loans to borrowers without the prior written non-objection of the Regional Director.

(b) Effective immediately, the Association may refinance, extend, or otherwise modify any existing commercial loans to borrowers, so long as no new loan proceeds are advanced as part of the transaction.

Capital.

12. Effective immediately, the Association shall have and thereafter maintain a Tier 1 Leverage Capital Ratio equal to or greater than six percent (6 %) and a Total Risk-Based Capital Ratio equal to or greater than ten percent (10 %) after the funding of an adequate Allowance for Loan and Lease Losses (ALLL).

13. Within fifteen (15) days after the Association fails to meet the capital requirements prescribed in Paragraph 12, or any request by the Regional Director, the Association shall submit a written Contingency Plan that is acceptable to the Regional Director.

14. The Contingency Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of the date of receipt of all required regulatory approvals or sixty (60) days after the implementation of the Contingency Plan: (a) merger with, or acquisition by, another federally insured depository institution or holding company thereof; or (b) voluntary liquidation by filing an appropriate application with the OTS in conformity with federal laws and regulations.

15. Upon receipt of notification from the Regional Director, the Association shall implement the Contingency Plan immediately. The Association shall provide the Regional Director with

written status reports detailing the Association's progress in implementing the Contingency Plan by no later than the first (1st) and fifteenth (15th) of each calendar month following implementation of the Contingency Plan.

Brokered Deposits.

16. Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b).

Severance and Indemnification Payments.

17. Effective immediately, the Association shall not make any golden parachute payment[5] or any prohibited indemnification payment[6] unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

Directorate and Management Changes.

18. Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers[7] set forth in 12 C.F.R. Part 563, Subpart H.

Effective Date, Incorporation of Stipulation.

19. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

20. This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.

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[5] The term "golden parachute payment" is defined at 12 C.F.R. § 359.1(f).

[6] The term "prohibited indemnification payment" is defined at 12 C.F.R. § 359.1(l).
[7] The term "Senior Executive Officer" is defined at 12 C.F.R. § 563.555.

Time Calculations.

21. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

22. The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

Submissions and Notices.

23. All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

24. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a) To the OTS:
Michael E. Finn
Regional Director, Northeast Region
Attn: Joseph J. Donahue, Assistant Director
Office of Thrift Supervision
Harborside Financial Center Plaza Five
Suite 1600
Hudson and Pearl Streets
Jersey City, New Jersey 07311

(b) To the Association:
James E. Igo
President and Chief Executive Officer
Delanco Federal Savings Bank
615 Burlington Avenue
P.O. Box 5128
Delanco, New Jersey 08075-4601

No Violations Authorized.

25. Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By: ______________________
Michael E. Finn
Regional Director, Northeast Region

Date: See Effective Date on page 1